Exhibit 23.8

April 9, 2013

Navios South American Logistics Inc.

Aguada Park Free Zone

Paraguay 2141, Of. 1603

Montevideo, Uruguay

Attention: Vasiliki Papaefthymiou

Dear Ms. Papaefthymiou:

Reference is made to the Form F-4 registration statement (the “Registration Statement”) relating to the offer by Navios South American Logistics Inc. (the “Company”) and Navios Logistics Finance (US) Inc. (“Logistics Finance” and, together with the Company, the “Co-Issuers”) to exchange up to $90,000,000 in aggregate principal amount of the Co-Issuers’ new 9 1/4% Senior Notes due 2019, which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement for a like principal amount of its outstanding unregistered 9 1/4% Senior Notes due 2019.

We hereby consent to all reference to our name in the Registration Statement and the prospectus which constitutes part of the Registration Statement (the “Prospectus”) and to the use of the statistical data supplied by us set forth in the sections of the Prospectus entitled “Summary”, “Risk Factors”, “Operating and Financial Review and Prospects” and “Business.” We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•

some industry data included in the Prospectus is based on estimates or subjective judgments in circumstances where data for actual market transactions either does not exist or is not publicly available;

•	industry data is derived from information in our database which has been assembled through our methods of compilation, and;

•	while we have taken reasonable care in the compilation of the industry statistical data and believe them to be correct, data collection is subject to limited audit and validation procedures.

We hereby consent to (i) the use of the statistical data supplied by us as set forth in the Registration Statement, (ii) the references to our company in the Registration Statement, (iii) the naming of our company as an expert in the Registration Statement, and (iv) the filing of this letter as an exhibit to the Registration Statement to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act.

Yours sincerely,

Nigel Gardiner

Group Managing Director

Drewry Shipping Consultants Ltd

LONDON | DELHI | SINGAPORE

Drewry Shipping Consultants Ltd, 15-17 Christopher Street, London EC2A 2BS, United Kingdom

t: +44 (0) 20 7538 0191 f: +44 (0) 20 7987 9396 e: enquiries@drewry.co.uk

Registered in England No. 3289135 Registered VAT No. 830 3017 77

www.drewry.co.uk